Exhibit 99.1

NEWS RELEASE

InfoLogix Acquires Healthcare Informatics Associates Inc. (HIA);
Adds Premier Healthcare Consulting Firm and Systems Integrator

InfoLogix Cements Position as Leading ‘Single Source’ Provider
for Healthcare Technology Based Mobility Solutions

HATBORO, PA – October 2, 2007 – InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of mobile enterprise solutions for the healthcare and commercial industries, announced today that it has acquired Healthcare Informatics Associates, Inc. (HIA), a leading management and clinical/financial systems consulting company dedicated to the healthcare industry. The HIA business will operate within the InfoLogix organization as the company’s healthcare consulting and systems integration service line.

Privately-held HIA provides a valuable skill set to healthcare organizations: a team of senior healthcare informatics consultants who are also certified healthcare practitioners, most with over 20 years of combined experience. Personnel include Registered Nurses, Pharmacists, Ancillary Clinicians, Physician Assistants, Revenue Cycle Personnel, Administrative Systems Personnel, Technical Interface/Report Writing Personnel, Clinical Transformation Specialists, Engineers specializing in ROI/Benefits Realization/Work Redesign and Certified Project Managers. These consultants have sought-after expertise in healthcare technology system implementations such as Epic, GE/IDX, MEDITECH, Siemens and Eclipsys.

InfoLogix’s customer base now includes more than 20% of all hospitals in the United States, and the company’s rapidly growing footprint now includes healthcare and mobility experts in 27 states across North America. Demand for Healthcare consulting and systems integration continues to witness tremendous growth as the total healthcare consulting marketplace is projected to exceed $30 billion by 2010 according to analyst estimates.

“More than 1,400 hospitals rely on InfoLogix as their enterprise mobility partner, and we believe the addition of HIA will enable us to expand the strategic value of our current and future customer relationships,” said David Gulian, President and CEO of InfoLogix. “InfoLogix’s expertise in healthcare mobility solutions, together with HIA’s combination of IT and clinical experience, provides us with exceptional depth to directly address the core business issues of hospitals across North America as a premier management consultant and systems integrator.”

Headquartered in metro Seattle, WA., HIA was founded in 1992 and its 50+ employees have more than 200 successful implementations to their credit, as well as a strong record

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of repeat business that includes 16 active engagements. HIA’s business is profitable and InfoLogix expects the transaction to be accretive to 2007 earnings.

Mary Ann Bartley, HIA founder and Executive Vice President, will be joining InfoLogix as Executive Vice President of Healthcare Consulting Services. Mary Ann Bartley has 30 years’ experience in clinical and business systems, including 12 years as Director of Clinical Systems for a 600 bed teaching hospital. Gerry Bartley, President and CEO of HIA, will be joining InfoLogix as Executive Vice President and Managing Director of Healthcare Consulting Services. A 30-year veteran of the healthcare industry, Mr. Bartley has served in senior management positions on all sides of healthcare delivery, including CIO of two major medical centers.

“We are very excited to be joining InfoLogix and see great synergies between our companies because of our outstanding consultants, our mutual premier clients and InfoLogix’s cutting edge solutions for the healthcare market,” said Mary Ann Bartley.

“I look forward to working with David and the rest of the InfoLogix senior management team and prestigious board, as we look to empower healthcare providers and patients with better information through the advent of better technology, systems and processes. Our products and services are very complementary, and are focused on improving health care delivery, patient safety and the availability of secure and accurate patient information,” stated Gerry Bartley.

“I am honored to make HIA part of the InfoLogix enterprise and bring two accomplished entrepreneurs on board as senior executives as we seek to enable the digital hospital of the future,” said Gulian.

About InfoLogix, Inc.

InfoLogix is a leading provider of technology and RFID based intelligence solutions that enable the mobile enterprise. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes for the healthcare industry and the commercial marketplace. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Adventist Health, Universal Health Services, Stanford School of Medicine, Kraft Foods, Merck and Company, General Electric, News America Corporation and Mercedes Benz. Founded in 2001 and headquartered in suburban Philadelphia, PA, InfoLogix has been named the sixth fastest growing new business in the United States for the last three years by Entrepreneur Magazine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information, visit www.infologixsys.com.

About Healthcare Informatics Associates, Inc.

Healthcare Informatics Associates, Inc (HIA) is a Management and Systems Consulting Company dedicated to the Healthcare Industry.  Organized and incorporated in 1992, HIA has established an enviable track record of helping clients be significantly more successful in the use of their information systems. HIA employs highly skilled senior consultants, most with over 20 years of combined experience in consulting, information systems, and clinical healthcare disciplines.  Each consultant has been actively involved in multiple clinical, administrative, technical and revenue cycle system implementations.  Only experienced, highly skilled consultants are assigned to clients.  HIA is headquartered in Bainbridge Island, Washington. For more information, visit www.hia-inc.com

Safe Harbor Statement

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other filings we make with the Securities and Exchange Commission.  Actual results could differ materially from those suggested by the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

Jay Roberts

Chief Financial Officer

InfoLogix, Inc.

215-604-0691 x1102

Jason Fradin

Director of Marketing

InfoLogix, Inc.

215-604-0691 x1194

Investor Relations:

Thomas P. Walsh

Alliance Advisors, LLC

212-398-3486